UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 13, 2015

RAYTHEON COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13699	95-1778500
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

870 Winter Street, Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

(781) 522-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 13, 2015, Raytheon Company (the “Company”) entered into a new credit facility in the amount of $1.25 billion and, as noted in Item 1.02, terminated an existing credit facility in the amount of $1.4 billion. The following summary of the new credit facility is qualified in its entirety by the credit agreement that is filed as an exhibit with this Report, to which reference should be made for complete information.

The new credit facility is a Five-Year Competitive Advance and Revolving Credit Agreement (the “New 5-Year Credit Agreement”) with certain financial institutions as lenders and JPMorgan Chase Bank, N.A., as administrative agent. The New 5-Year Credit Agreement provides for a $1.25 billion revolving facility, with a $500 million letter of credit sublimit. This $1.25 billion revolving facility terminates on November 13, 2020, and requires no scheduled prepayments before that date. The New 5-Year Credit Agreement is unsecured.

The interest rates applicable to loans under the New 5-Year Credit Agreement involve various rate options that are generally available to the Company. The rates are calculated using a combination of conventional base rate measures plus a margin over those rates. The base rates include an alternative base rate and a Eurodollar rate. The actual rate will depend on the level of these underlying rates plus a margin based on the Company’s credit rating as set forth in a grid. In addition, the Company is permitted to seek loans at interest rates that are determined through a competitive bid process. The New 5-Year Credit Agreement also provides for facility fees that vary depending on the Company’s credit rating. As under the Company’s terminated credit agreement, the New 5-Year Credit Agreement also provides for conventional affirmative and negative covenants, including a financial covenant relating to the ratio of indebtedness to capitalization. In addition, the New 5-Year Credit Agreement contains certain customary representations and warranties, and events of default, similar to those in the terminated credit agreement.

Some of the lenders under the New 5-Year Credit Agreement and their affiliates have various relationships with the Company involving the provision of financial services, including cash management, investment banking, and trust and leasing services. In addition, the Company, from time to time, has entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

Item 1.02. Termination of a Material Agreement.

In connection with entering into the New 5-Year Credit Agreement, on November 13, 2015, the Company terminated its existing Five-Year Competitive Advance and Revolving Credit Agreement (the “Prior 5-Year Credit Agreement”), dated as of December 13, 2011, with certain financial institutions as lenders and JPMorgan Chase Bank, N.A., as administrative agent. The Prior 5-Year Credit Agreement provided for an unsecured $1.4 billion revolving facility, with a $600 million letter of credit sublimit. The Company terminated this agreement early without penalty.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Five-Year Competitive Advance and Revolving Credit Agreement by and among Raytheon Company, as the Borrower, the Lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of November 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYTHEON COMPANY

Date: November 16, 2015	By:	/s/ Frank R. Jimenez
Frank R. Jimenez
Vice President, General Counsel and Secretary

[Form 8-K Signature Page]

EXHIBIT INDEX

Exhibit No.	Description

10.1	Five-Year Competitive Advance and Revolving Credit Agreement by and among Raytheon Company, as the Borrower, the Lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of November 13, 2015.